CONSENT OF INDEPENDENT ACCOUNTANTS

We have issued our report dated March 28, 2003 accompanying the consolidated financial statements of Rival Technologies Inc. appearing in the 2002 Annual Report of the Company to its shareholders included in the Annual Report on Form 10-K for the year ended December 31, 2002 which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

Vancouver, Canada

/s/ Grant Thornton LLP

August 20, 2003

Chartered Accountants